Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:

EAS & Associates:
Gregory S. Skinner	Liz Saghi
Vice President Finance and CFO	(805) 687-2038
(650) 306-1650

LANDEC CORPORATION REPORTS THIRD QUARTER

FISCAL YEAR 2004 RESULTS

MENLO PARK, CA — March 30, 2004 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, today reported results for the third quarter ended February 29, 2004.  Unless otherwise noted, all financial statement amounts are stated on a basis consistent with accounting principles generally accepted in the United States (“GAAP basis”).

Total revenues for the quarter were $48.6 million versus revenues of $46.0 million for the same period a year ago.  The Company reported net income for the quarter of $725,000 or $0.03 per diluted share compared to a net loss of $435,000 or $0.03 per diluted share, for the same period last year.

Revenues for the first nine months of fiscal year 2004 were $133.7 million versus revenues of $130.6 million a year ago.  The Company reported a net loss for the first nine months of fiscal year 2004 of $1.5 million or $0.09 per diluted share compared to a net loss of $3.8 million or $0.21 per diluted share in the first nine months of the prior year.  The net loss from continuing operations for the first nine months of fiscal year 2004 was $1.5 million or $0.09 per diluted share compared to a net loss from continuing operations of $2.1 million or $0.12 per diluted share in the same period last year.

“Landec’s third quarter and year-to-date financial results were significantly impacted by weather related produce shortages in December 2003 and January 2004.  As reported in our press release on February 17, 2004, these produce shortages decreased our net income during our fiscal third quarter by approximately $1.5 million.  This winter’s weather in California and Mexico was unusually harsh, which resulted in severe shortages of produce during late December and most of January.  Due to the seasonal nature of our food business and the fact that we had to source a majority of our produce during the winter months from regions outside of our key growing areas, we experienced produce shortages during our third fiscal quarter that we do not typically experience during the rest of the year.  Despite this negative impact to net income, we expect that strong sales growth in our value-added vegetable business and our seed business will deliver profitability in the second half and for all of fiscal year 2004,” stated Gary Steele, President and CEO of Landec.

During the first nine months of this fiscal year Landec achieved the following key milestones:

Apio, Inc., Landec’s Food Subsidiary:

•                  Increased value-added specialty packaging vegetable revenues by 20% and gross profits by 32% compared to the same period in the prior year.

•                  Sold its domestic commodity vegetable business in June 2003.

•                  Entered into an exclusive marketing agreement with Dole Fresh Vegetables, Inc., for Apio to sell and distribute a line of fresh cut produce under the Dole® brand in the United States and began commercial shipment of sixteen Dole branded products.

•                  Completed new banana market trials utilizing our technology and will be starting additional trials with banana shipper partners during our fiscal fourth quarter.

•                  Established a new $12 million working capital line of credit and a $3 million equipment line of credit with better terms and more favorable financial covenants.

Landec Ag, Landec’s Agricultural Seed Subsidiary:

•                  Booked orders for and began shipping approximately 27,000 bags of Intellicoat® coated products to seed companies and farmers, which is an increase of nearly 50% compared to the same period in the prior year.

•                  Increased the number of seed companies selling Early Plant™ hybrid corn under their brands to seven from three last year and increased the number of seed companies using Pollinator Plus® coatings for male inbred corn to 40 from 30 last year.

•                  Increased the working capital line of credit by $4.5 million to $7.5 million.

Landec Consolidated:

•                  Reduced Company-wide operating expenses by $3.3 million or 15%.

•                  Generated $6.7 million in cash flow from operations.

•                  Increased cash balance by $2.5 million to $6.2 million.

•                  Reduced long-term debt by $2.3 million to $3.9 million.

•                  Received coverage from three additional financial analysts.

•                  Initiated sales of Intelimer® polymer products to L’Oreal of Paris for use in cosmetic and personal care applications.

The results for the prior year nine-month period ended March 2, 2003 included a loss from discontinued operations as a result of the sale of Dock Resins Corporation of $1.7 million or $0.09 per diluted share.  In addition, included in the loss from continuing operations for the nine months ended March 2, 2003 was a gain from the sale of Apio’s fruit processing facility of $436,000 or $0.02 per diluted share.

“We continue to focus on our four primary objectives for our fiscal year ending May 30, 2004: (1) continue to grow our food and ag technology revenues, (2) increase profits, (3) continue to advance our banana packaging technology and enter into agreements with banana shippers to assist in commercially launching our banana packaging technology in fiscal year 2005 and, (4) continue to strengthen our balance sheet.  Based on our year-to-date achievements we are on our way to meeting each of these goals,” commented Steele.

“The results for the third quarter and the first nine months of fiscal year 2004 are in line with achieving our goal of continuing to grow Apio’s technology-based specialty packaging produce business, while at the same time reducing Company-wide operating costs,” stated Steele. “During the first nine months of fiscal year 2004, Apio’s net income has increased $1.7 million while Company-wide operating expenses were reduced by $3.3 million or 15%.”

Apio, Inc.

“During the third quarter, sales of our value-added specialty packaging vegetable products grew 22% to $28.6 million compared to $23.5 million for the same period last year and gross profits increased 50% to $3.2 million from $2.1 million during the same period a year ago, in spite of the $1.5 million reduction in gross profits during this year’s third quarter from produce shortages,” stated Steele.  “For the first nine months of fiscal year 2004, sales of our value-added specialty packaging vegetable products grew 20% to $73.7 million compared to $61.6 million for the same period a year ago and gross profits increased 32% to $11.0 million from $8.3 million during the same period last year.  Notably, sales of our value-added 12-ounce specialty packaged retail product line grew 42% and 44%, respectively, during the three and nine month periods ended February 29, 2004 compared to the same periods last year.  In addition, sales of our value-added vegetable tray product line grew 72% and 76%, respectively, during the three and nine month periods ended February 29, 2004 compared to the same periods last year.  According to A.C. Nielsen, Apio increased its position as the number one supplier of vegetable trays to retail grocery stores in the United States, capturing 36% of the vegetable tray market for the three months ended December 31, 2003, an increase of seven percentage points from 29% for the three months ended September 30, 2003, and a nineteen percentage point increase from 17% for the three months ended December 31, 2002.  This market share was based on sales for retail grocery stores with average annual revenues over $2 million that report to A.C. Nielsen.”

The results for the third quarter and first nine months of fiscal year 2004 reflect the Company’s decision to exit the domestic commodity vegetable business which culminated in the sale of that business in June 2003.  As a result of the sale of the domestic commodity vegetable business, there were no revenues or gross profits from the sale of domestic commodity vegetable products during the third quarter of fiscal year 2004, compared to $5.6 million in revenues and $1.1 million of gross profits for the same period last year.  For the nine months ended February 29, 2004, revenues and gross profits from the sale of domestic commodity vegetable products were $1.6 million and $554,000, respectively, compared to $15.8 million and $3.6 million, respectively, for the nine months ended March 2, 2003.  Offsetting the reductions in gross profits from the sale of domestic commodity vegetable products was a reduction of Company-wide operating expenses for the three and nine-month periods ended February 29, 2004 of $1.3 million and $3.3 million, respectively, versus the same periods in the prior year.

 “As previously announced, we have entered into an exclusive packaging and marketing agreement with Dole Fresh Vegetables, Inc., for Apio to sell and distribute a line of fresh-cut produce under the Dole brand in the United States.  This agreement should expand Apio’s presence in the fresh-cut vegetable category through the sales and distribution of both the Dole brand and our existing Eat Smart® brand.  We have recently launched sixteen Dole branded pre-cut vegetable products and we currently estimate that the sales of the Dole branded products will exceed our original expectations during the initial twelve months from their introduction last November” added Steele.

“For the banana packaging technology program, our R&D and trial work continues to be focused on retail and food service market trials, partnering with banana shippers and developing new package sizes for customers that will allow bananas to be sold in ways that are unique to the industry,” noted Steele.  “Our recent market trials were completed during our second fiscal quarter and results were positive.  The next round of trials has been delayed until our fiscal fourth quarter while we focus on entering into partnering arrangements with two large banana shippers that will assume responsibility for the sourcing and shipping of bananas using our proprietary packaging.  Based on continued successful market trials, we plan to begin the commercial sales of our consumer-size banana packaging and one other packaging format for bananas next fiscal year.”

Landec Ag

“Turning to our seed business, Landec Ag’s Early Plant hybrid corn program progressed very well during 2003.  Current testimonials from farmers with recent harvest information show that Early Plant corn delivers yield increases, on average, when compared to corn planted at normal planting times.  The Company estimates that Intellicoat coated products, which include our Early Plant hybrid corn, our Pollinator Plus® coatings for inbred corn and our Relay™ Intercropping of wheat and Intellicoat coated soybeans, should be planted on 150,000 acres in 2004, up from 100,000 acres in 2003,” added Steele.

For the first nine months of fiscal year 2004, Landec Ag booked orders for, and began shipping, approximately 27,000 bags of Intellicoat® coated products to seed companies and farmers, which is an increase of nearly 50% compared to the prior year. In addition, the number of seed companies selling Early Plant hybrid corn under their brands increased to seven from three last year and the number of seed companies using Pollinator Plus coatings for male inbred corn increased to 40 from 30 last year.

Landec Consolidated

The improvement in our results from continuing operations for the third quarter and the first nine months of fiscal year 2004 of $1.2 million and $611,000, respectively, compared to the same periods last year is primarily due to (1) increases in gross profits from Apio’s value added specialty packaging vegetable business during the three and nine month periods ended February 29, 2004 of $1.0 million and $2.7 million, respectively, which include the $1.5 million reduction in gross profits from produce shortages, compared to the same periods of the prior year, (2) increases in net income at Landec Ag of $489,000 and $555,000, respectively, during the third quarter and for the first nine months of fiscal year 2004 and (3) reduced operating expenses of $1.3 million during the third quarter and $3.3 million for the first nine months of fiscal year 2004 compared to the same periods last year.  In addition, the prior year nine-month loss was reduced by the $436,000 gain from the sale of Apio’s fruit processing facility.  These improvements in operating profits were partially offset by (1) a reduction in Corporate gross profits from license fees and research and development activities of $178,000 for the third quarter and $1.7 million for the first nine months of fiscal year 2004 as the Company shifts its focus to supply and royalty agreements, (2) a reduction in gross profits from service revenues of $1.1 million for the third quarter and $2.9 million for the first nine months of fiscal year 2004 due to the sale of Apio’s domestic vegetable business in June 2003 and (3) a reduction in gross profits from the sale of Eat Smart bananas of $208,000 during the third quarter and $684,000 for the first nine months of fiscal year 2004 compared to the same periods a year ago.

                Commenting on the financial condition of the Company, Steele said, “During the nine months ended February 29, 2004, we continued to pay down long-term debt.  We reduced our long-term debt $2.3 million from $6.2 million at May 25, 2003 to $3.9 million at the end of the third quarter of fiscal year 2004.  The increase in cash and cash equivalents of $2.5 million during the first nine months of fiscal year 2004 was primarily due to (a) cash flow from operations of $6.7 million and (b) a $2.0 million reduction in restricted cash, partially offset by (a) the purchase of $2.8 million of property, plant and equipment, (b) the net reduction of long-term debt of $2.3 million, and (c) the net reduction of borrowings under the Company’s lines of credit of $1.0 million.  As of February 29, 2004, our cash balance was $6.2 million and we had availability under our lines of credit of $9.4 million.”

                The increases in inventory and deferred revenue during the nine months ended February 29, 2004 are due to the seasonal nature of our Landec Ag seed business.  Deposits on future seed shipments are recognized as deferred revenue when collected and payments for seed corn are recorded as inventory.  As the seed corn is shipped, which begins in February and ends in May, the deferred revenue will be recognized as revenue and the inventory as cost of sales.  The decreases in accounts receivable and payables during the nine months ended February 29, 2004 are directly attributable to the Company selling the domestic commodity vegetable business.

“As a reminder about the seasonal nature of our business, seasonality is inherent in our two core businesses — Apio and Landec Ag.  Apio is subject to produce sourcing issues during the winter months, and Landec Ag recognizes nearly all of its revenues and profits during our third and fourth fiscal quarters while realizing no revenues during our first and second fiscal quarters,” commented Steele.

“Landec’s proprietary temperature-activated Intelimer polymers solutions are patent protected and are changing the economics and the quality of the food and seed products we have targeted.  In addition, our technology is opening up new solutions in the medical, consumer and industrial markets.  We have numerous technology-driven applications in our pipeline and look forward to developing several new products during the upcoming year,” concluded Steele.

Operating Highlights and Outlook

Apio’s Intelimer Based Packaging Products Business Continues to Grow

During the last twelve months, Apio has introduced 28 new value-added produce product offerings, including sixteen new Dole branded products.  In addition, Apio has expanded its retail and club store presence to nearly 10,000 stores during the last twelve months.

The success of Landec’s Intelimer-based food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value added products that bring real differentiation to retailers and to growers.  As a result, Apio’s value-added vegetable products using our proprietary specialty packaging grew to 59% of Apio’s revenues during the first nine months of fiscal year 2004, up from 51% during the same period last year.

During the first nine months of fiscal year 2004, Apio continued to grow its value-added business.  Sales from the two fastest-growing product lines, which consist of vegetable trays and 12-ounce retail packages, collectively grew over 60% compared to the same period of the prior year.  The Company expects to continue to grow its market share during the remaining months of fiscal year 2004.

In addition, Apio has launched the Dole branded pre-cut vegetable products, and examples of the products and packaging designs were displayed at the Produce Marketing Association (PMA) Fresh Summit Convention October 19-21, 2003.

Landec Ag’s Intellicoat Seed Coating Product Sales Accelerate

Landec Ag, the Company’s Intellicoat seed coating subsidiary, commercially launched its Early Plant hybrid corn during 2003.  Early Plant hybrid corn joins the existing line-up of Landec Ag commercial products which include Pollinator Plus coatings for inbred corn seed, Relay Intercropping of wheat and Intellicoat coated soybean, Fielder’s Choice Direct® hybrid corn and the Harvestar™ product line, which offers high performance alfalfa and nutrient enhanced hybrid corn seed.

Early Plant hybrid corn is designed to allow corn farmers to safely and reliably plant hybrid corn three to four weeks earlier than normal, by using Landec Ag’s proprietary Intellicoat coating which prevents germination until the soil reaches the optimal soil germination temperature.  Otherwise, planting earlier in cold, wet soil could cause poor or no germination to occur.  Allowing the farmer to have a wider planting window lowers costs, reduces risks associated with late planting and potentially increases yields across the entire farming operation. The program for Early Plant hybrid corn increased three-fold to over 40,000 acres in the spring of 2003 from 13,000 acres in 2002, and the Company estimates that the acres to be planted in the spring of 2004 should be approximately 60,000 acres.

In Early Plant corn trials conducted in 2003, the Intellicoat coated seeds showed better, more uniform emergence and higher stand counts for improved yield potential when compared to uncoated corn seeds.  Landec Ag’s commercial launch in 2003 of its Intellicoat Early Plant corn seed coating technology included its Fielder’s Choice Direct brand of hybrid seed corn and the hybrid corn seeds of three regional seed companies.  Testimonials from farmers for their 2003 crop show that Early Plant corn yielded on average an increase in bushels per acre compared to corn planted at normal planting times.  In addition, seven seed companies are selling Intellicoat coated Early Plant hybrid corn under their brands, up from three seed companies last year.

Landec Ag’s first Intellicoat-based commercial product is called Pollinator Plus.  Pollinator Plus seed coatings are applied to inbred seed corn to delay seed germination and extend the pollination window thus reducing risks and increasing yields for seed companies. Pollinator Plus is already being used by 40 major seed companies in the production of hybrid seed corn.  This product line was planted on over 60,000 acres in 2003.  The Company estimates that Pollinator

Plus will be planted on approximately 90,000 acres in 2004.  Also in 2003, Landec Ag entered into a joint licensing agreement with Incotec International BV, a recognized world leader in seed coating enhancement technologies, which will make Pollinator Plus coatings available to the European Union market starting this fiscal year.

Landec Ag, headquartered in Monticello, Indiana, combines its proprietary Intellicoat seed coating technology products with its unique electronic, direct marketing and consultative selling approach - eDC™, which is supported by its sophisticated telephonic and electronic call center.

Landec’s Intelimer Supply and Licensing Business Continues to Expand

                Landec began shipping Intelimer polymers to L’Oreal of Paris in November 2003 for use in cosmetic and personal care products.  We are in discussions with L’Oreal to expand the use of Intelimer polymers in other cosmetic and personal care products.  In addition, we have developmental efforts underway relating to new applications of our Intelimer materials outside of the food and agricultural markets.

Landec Third Quarter 2004 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, March 31, 2004, during which senior management of Landec will present an overview of results for the third quarter and outlook for the rest of fiscal year 2004.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page.  A replay of the webcast will be available for 30 days.  Additionally investors can listen to the call by dialing (888) 792-1075 or (703) 871-3027 at least 5 minutes prior to the start.  A replay of the call will be available through Thursday, April 8th by calling (888) 836-6074 or (703) 925-2505, code #406390.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 25, 2003.  (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.)  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION

Consolidated Condensed Balance Sheets

(In thousands)

	February 29, 2004	May 25, 2003
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,248	$3,699
Restricted cash	375	2,382
Accounts receivable, net	11,700	17,313
Inventory	16,668	11,716
Investment in farming activities	162	50
Notes and advances receivable	1,261	2,395
Prepaid expenses and other current assets	1,812	1,614
Total Current Assets	38,226	39,169

Property and equipment, net	18,636	18,511
Intangible assets, net	37,667	37,826
Other assets	1,426	1,381
	$95,955	$96,887

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,725	$14,010
Grower payables	—	3,796
Accrued compensation	993	1,223
Other accrued liabilities	2,435	3,931
Deferred revenue	11,772	719
Lines of credit	6,279	7,244
Current maturities of long term debt	1,645	2,375
Total Current Liabilities	34,849	33,298

Non-current portion of long term debt	2,261	3,875
Other non-current liabilities	659	760
Minority interest	1,301	1,051

Shareholders’ Equity:
Convertible preferred stock	5,876	5,531
Common stock	110,564	110,100
Accumulated deficit	(59,555)	(57,728)
Total Shareholders’ Equity	56,885	57,903
	$95,955	$96,887

LANDEC CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except per-share data)

	Three Months Ended		Nine Months Ended
	February 29, 2004	March 2, 2003	February 29, 2004	March 2, 2003

Revenues:
Product sales	$47,626	$39,547	$128,442	$109,700
Services revenues	815	6,136	4,724	18,669
Research, development, and royalty revenues	125	180	424	1,363
License fees	22	105	66	889
Total revenues	48,588	45,968	133,656	130,621

Cost of revenue:
Cost of product sales	40,634	33,779	112,322	96,271
Cost of services revenues	506	4,742	2,775	13,864
Total cost of revenue	41,140	38,521	115,097	110,135

Gross profit	7,448	7,447	18,559	20,486

Operating costs and expenses:
Research and development	881	1,040	2,799	3,013
Selling, general and administrative	5,511	6,620	16,215	19,267
Total operating costs and expenses	6,392	7,660	19,014	22,280
Operating income (loss)	1,056	(213)	(455)	(1,794)

Interest income	42	74	134	169
Interest expense	(162)	(308)	(695)	(848)
Other (expense) income	(211)	12	(466)	380
Net income (loss) from continuing operations	725	(435)	(1,482)	(2,093)
Loss on sale of discontinued operations	—	—	—	(1,688)
Net income (loss)	725	(435)	(1,482)	(3,781)
Dividends on Series B preferred stock	(117)	(108)	(345)	(318)
Net income (loss) applicable to common shareholders	$608	$(543)	$(1,827)	$(4,099)

Basic net income (loss) per share:
Net income (loss) from continuing operations	$0.03	$(0.03)	$(0.09)	$(0.12)
Net loss from discontinued operations	—	—	—	(0.09)
Basic net income (loss) per share	$0.03	$(0.03)	$(0.09)	$(0.21)

Diluted net income (loss) per share:
Net income (loss) from continuing operations	$0.03	$(0.03)	$(0.09)	$(0.12)
Net loss from discontinued operations	—	—	—	(0.09)
Diluted net income (loss) per share	$0.03	$(0.03)	$(0.09)	$(0.21)

Shares used in per share computations:
Basic	21,321	21,085	21,250	19,941
Diluted	24,034	21,085	21,250	19,941

LANDEC CORPORATION

THIRD QUARTER ENDED FEBRUARY 29, 2004

QUESTIONS AND ANSWERS

1)                What are the primary areas of operational focus for the Company during the remainder of fiscal year 2004?

During the fourth quarter of fiscal year 2004, the Company will be focusing on the following areas of operation:

a.              With our proprietary packaging technology for bananas, we plan to accomplish the following:

1.              Work with multinational banana shippers to conduct market tests with bananas utilizing our technology in various formats in retail grocery store and food service trials.

2.              Continue selling banana packaging using our technology to the food service industry.

3.              Continue developing alternative packaging formats for the retail and food service customers using our technology.

4.              Work with multinational banana shippers to validate the concept of using our membrane technology for extending the shelf life of bananas and other varieties of produce in shipping containers.

b.              Grow Apio’s Eat Smart value-added technology-based vegetable business by 20% or more on an annual basis.

c.               Expand Apio’s value-added business through use of its exclusive marketing agreement with Dole Fresh Vegetables, Inc.

d.              Increase gross margins in Apio’s value added business by reducing production costs and focusing on higher margin products.

e.               Grow Landec Ag’s uncoated seed revenues by 10% to 20% and its Intellicoat coated seed revenues by 50% or more on an annual basis.

f.                 Generate positive cash flow from operations.

g.              Expand the supply of cosmetic and personal care products.

2)              What is the current status of the banana program?  How much will the Company invest in the program during fiscal year 2004?

We are currently focused on entering into partnering agreements with banana shippers to supply and ship bananas for the next round of market trials and to assist the Company in advancing our banana technology in order to have a commercial launch of two of our possible packaging formats in fiscal year 2005.  We will begin the next round of market trials during the fourth quarter.  The next round of trials will be focused on (1) the consumer-size package for both retail and food service, (2) the 40-pound carton for retail and (3) a 20-pound carton for food service.  The results of these trials will dictate when and how we commercially expand our banana technology.  The Company estimates that it will have net expenditures of approximately $2.5 million in its banana packaging program during fiscal year 2004.  We expect this level of expenditures to be significantly less in fiscal year 2005 as we focus on supplying the packaging for bananas but not the sourcing of bananas.

3)              What is the status of the introduction of Dole branded specialty packaging products?

We have begun selling sixteen Dole branded bagged and vegetable tray products to retailers and club stores.  Our initial market focus is on major national chains in the Northeast and Midwest.  Sales of the Dole branded products were relatively small during the third quarter because they were not commercially available for sale until early in the quarter and initial introduction of new products with new customers usually take several months.  We expect the Dole line of products to significantly contribute to revenues and profits during fiscal year 2005.

4)              What is the expected growth and profitability of your core businesses?

For Apio’s value-added specialty packaging business our goal is to grow revenues by 20% or more and generate gross margins of 18-20%.  We expect that value-added product revenues using Landec’s proprietary specialty packaging technology will be approximately 65% of Apio’s total fiscal 2004 revenues.

For Apio’s export commodity business, our goal is to grow revenues by 10% or more annually while maintaining historical commissions of 5%.

For Landec Ag, our goals are to grow the uncoated hybrid seed business by 10% or more and the Intellicoat coated seed business by 50% or more while maintaining historical gross margins of 40% or more.

5)              What levels of capital and R&D expenditures are expected in order to grow your core businesses?

For fiscal years 2004 and 2005, we expect capital expenditures to be in the $3 million to $4 million range per year as we expand and further automate our food processing and seed coating capabilities.  We expect R&D expenses for fiscal years 2004 and 2005 to remain comparable to the $3.9 million level for the twelve-month period ended May 25, 2003.

6)              What is the current outlook for Intellicoat product sales in 2004?

Current and projected orders indicate that the acres planted with Intellicoat coated products should increase from 100,000 acres in 2003 to around 150,000 acres in 2004.  The corn is just now being planted so we still have a few weeks of selling ahead of us.  We have received numerous excellent testimonials from farmers who used our Early Plant Corn last Spring.  We believe that the best way to market and promote our Intellicoat product line is through testimonials from our customers.

7)              What plans does the Company intend to implement to reduce the possibility of another negative financial impact from winter sourcing issues?

This past winter was particularly harsh and without the strategies we had already put into place the financial impact would have been much more severe than the $1.5 million we incurred.  In planning for next winter the Company intends to further enhance the strategies they had already begun which include:

•                  Improving production and inventory controls

•                  Obtaining produce sourcing from geographically disbursed regions

•                  Developing a system to store broccoli for a considerable time before processing

•                  Diversifying our product mix to become less reliant on broccoli

8)              The Company’s cash position is $6.2 million at February 29, 2004.  Does the Company have enough cash resources to continue to operate effectively?

In addition to the $6.2 million, the Company has $375,000 of restricted cash which should become available for use within the next two months as we pay off a capital lease, and upon the release of funds held in escrow pursuant to the Dock Resins Stock Purchase Agreement.

Also, during the last two years, the Company has paid down long-term debt by nearly 80% to $3.9 million from $17.8 million.  This will reduce our annual principal and interest payments by approximately $3.7 million.  In addition, at February 29, 2004, the Company had $9.4 million available under its lines of credit, up from $2.9 million available at the end of the second quarter.

With our plan to be profitable in fiscal year 2004, the Company expects that cash from operations coupled with lower debt payments and reduced liabilities, should provide sufficient cash resources to effectively operate the business for the foreseeable future.

9)              What L’Oreal products are Landec’s Intelimer products in and what are the potential revenues and gross profits from this product supply arrangement?

Our initial products are being used in L’Oreal’s lotion products, however, due to our confidentiality agreement with L’Oreal we cannot be more specific.  The potential revenues and gross profits depend on the number of products in which  L’Oreal uses our polymers and on how rapidly these products are introduced and their ultimate market acceptance after introduction.  It is too early to estimate the possible financial impact from supplying products to L’Oreal. To date, L’Oreal revenues have not been material to the Company’s operating results.  We seek to expand product sales with L’Oreal and other cosmetic and personal care companies in the future.  We believe the potential use of our materials in personal care products such as lotions, creams, colored cosmetics, lipsticks and hair care could be significant over time.

10)        How do the results from continuing operations by line of business for the three and nine months ended February 29, 2004 compare with the same periods last year?

The results from continuing operations are as follows (unaudited):

	Three months ended 2/29/04	Three months ended 3/2/03	Nine months ended 2/29/04	Nine months ended 3/02/03
Revenues:
Apio Value Added	$28,604	$23,461	$73,717	$61,634
Apio Trading (a)	9,746	7,828	44,443	36,945
Apio Bananas	449	751	1,393	3,893
Apio Service	815	6,136	4,724	18,669
Total Apio	39,614	38,176	124,277	121,141
Landec Ag	8,857	7,507	9,003	7,478
Corporate	117	285	376	2,002
Total Revenues	48,588	45,968	133,656	130,621

Gross Profit:
Apio Value Added	3,151	2,106	10,977	8,320
Apio Trading	448	613	2,282	2,195
Apio Bananas	(237)	(29)	(707)	(23)
Apio Service	309	1,394	1,949	4,805
Total Apio	3,671	4,084	14,501	15,297
Landec Ag	3,670	3,078	3,718	3,187
Corporate	107	285	340	2,002
Total Gross Profit	7,448	7,447	18,559	20,486

R&D:
Apio	297	365	967	1,245
Landec Ag	268	283	814	835
Corporate	316	392	1,018	933
Total R&D	881	1,040	2,799	3,013

S,G&A:
Apio	3,050	4,181	9,397	12,141
Landec Ag	1,807	1,724	4,878	5,160
Corporate	654	715	1,940	1,966
Total S,G&A	5,511	6,620	16,215	19,267

Other (b):
Apio	(874)	(801)	(2,583)	(2,023)
Landec Ag	(350)	(315)	(1,094)	(815)
Corporate	893	894	2,650	2,539
Total Other	(331)	(222)	(1,027)	(299)

Net Income (Loss):
Apio	(550)	(1,263)	1,554	(112)
Landec Ag	1,245	756	(3,068)	(3,623)
Corporate	30	72	32	1,642
Net Income (Loss) from cont. ops.	$725	$(435)	$(1,482)	$(2,093)
Net Income (Loss) Per Diluted Share	$0.03	$(0.03)	$(0.09)	$(0.12)
Diluted Shares	24,034	21,085	21,250	19,941

a)             Apio’s trading business includes its commission-based commodity export business and its commission-based buy/sell business.

b)             Included in Other is net interest expenses, non-operating income/expenses and corporate management fees charged to Apio and Landec Ag by Corporate.